UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 8, 2005

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard

Studio City, California  91604

(Address of Principal Executive Offices)

(818) 755-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report amends the first and last paragraphs of Item 1.01.

Item 1.01.   Entry into a Material Definitive Agreement.

In May 2005, Crown Media Holdings, Inc. (“Crown”) received a letter from National Interfaith Cable Coalition, Inc. (“NICC”) threatening litigation. The letter claimed that, among other things, Crown and its affiliated company, Hallmark Entertainment LLC (“HEI”) had not honored their commitments relating to the production and financing of NICC programming under a 2001 agreement and had thereby breached the agreement. NICC alleged that, as a result of this breach, it had suffered damages in excess of $100 million.

Effective December 1, 2005, Crown and NICC have entered into an agreement to settle this dispute.  Under the terms of the settlement, Crown has agreed to continue to fund and broadcast (or has the right to broadcast) on the Hallmark Channel through the end of 2007 the following programming produced by NICC:

•                                          A Sunday Morning one-hour series entitled “New Morning with Naomi Judd” at a cost of $3.5 million in 2005, $4.6 million in 2006 and $5.6 million in 2007.  The 2006 and 2007 amounts are payable quarterly in those years.

•                                          A weekday one-hour daily series entitled “New Morning” at a cost of $1.935 million in 2005, $4.2 million in 2006 and $5.13 million in 2007.  The 2005 amount includes a deferred amount of $535,000 to be paid as indicated below for deferred payments.  The 2006 and 2007 amounts are payable quarterly in those years.

•                                          A Sunday morning programming block, broadcast from 6 a.m. to 12 noon, at a cost of approximately $485,000 in 2005, $5.8 million in 2006 and $5.8 million, increased by a percentage equal to the increase in the Consumer Price Index, in 2007.  These amounts include deferred payments of $125,000 for 2005 and $1,500,000 for each of 2006 and 2007.  The 2006 and 2007 amounts not deferred are payable quarterly in those years.

In addition, Crown has agreed to finish funding four specials, the production of which had been commenced under the previous agreement, at a total additional cost of $1.38 million in 2005 and 2006, and to fund an additional two non-dramatic specials, to be produced in 2006 and 2007, at a total cost of $1.25 million.  Amounts for the additional two specials are payable one quarter in January, 2006 (provided production has commenced), one quarter in June, 2006 and one half in June, 2007 or a change in control (that is, a sale or merger where the aggregate ownership of the Hallmark Channel by the current owners becomes less than 50%).  The Hallmark Channel is not obligated to broadcast the latter two specials.  Crown will also provide $2 million in each of 2005, 2006 and 2007 to fund the development by NICC of “made for television” movies and will pay NICC an additional $1 million if the movie “A Reason to Believe”, which was to be produced under the prior agreement, is not ultimately produced.  The 2005 amount includes a deferred payment of $1.75 million; the 2006 amount is payable semi-annually in 2006; the 2007 amount is payable in January 2007; and the possible additional $1 million is payable in July, 2006 or, if sooner, a change in control.  The Hallmark Channel will have a right of first negotiation to acquire broadcast rights to the movies resulting from this development and, if it elects not to acquire these rights, may still recover a portion of its funding if the movies are produced for others.  In addition, NICC will receive $45,000 in consulting fees from a series which HEI has produced, payable no later than July, 2006, and a deferred payment of $750,000 as the last payment for certain terminated obligations.

The deferred payments mentioned above are payable to NICC on December 31, 2007 or a change in control, whichever comes first.  Added to the deferred amounts will be (1) interest at the rate charged by NICC’s prime lender or (2) if NICC sells Crown common stock to finance any deficit, the increase in the sale price of the common stock between the time NICC sells the stock to fund a deferred amount and a market price of the Crown common stock on the date the deferred amounts are paid by Crown.

If the event there is a change of control of Crown, NICC will immediately receive a $15 million “termination payment, any remaining portions of the payments for the non-dramatic specials and the “made for television” movie development described above and the deferred payments described above.  The Hallmark Channel will be obligated to continue to broadcast and pay for the Sunday “New Morning with Naomi Judd” and weekday “New Morning” series and the Sunday morning programming block for an additional six months following the change in control, after which all funding and broadcast obligations to NICC will cease.  The total amount payable in the event of a change of control would be approximately $25 million if a change in control closed in June, 2006.  Also, under existing obligations, Crown would be required to redeem the $25 million preferred interest of NICC in Crown Media United States, LLC, for that amount plus accrued interest at LIBOR from November 27, 2005.

If there has not been a change of control by June 30, 2007, Crown is required to negotiate with NICC for a period of 60 days regarding continuation of the programming commitments.  If at the end of the negotiating period the parties have not reached agreement and Crown is not willing to continue the programming commitments at the same levels, NICC may compel Crown to buy all NICC’s outstanding shares of Crown common stock at the then current market value by a written notice given no later than November 1, 2007.  If NICC sells more than 50% of the shares of Crown common stock which it owned as of February 22, 2001, except as part of a sale of Crown, most of the commitments and obligations related to programming as described above cease at the end of the then current broadcast season (approximately August 31).

The settlement contains a mutual release of claims for any claims arising under the prior agreement.  In addition, Hallmark Entertainment LLC has agreed to pay $3,045,000 of the settlement amount.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 8, 2005, Robert Halmi, Jr. resigned from his position as non-executive Chairman and member of the Board of Directors of Crown Media Holdings, Inc.  Mr. Halmi and other investors recently entered into an agreement to acquire Hallmark Entertainment LLC, a television movie and mini-series production company, from Hallmark Cards, Incorporated.  Mr. Halmi indicated that he was leaving his position with the Crown Board in order to focus his time and energy on this venture.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Settlement Agreement dated as of December 1, 2005 between National Interfaith Cable Coalition, Inc., VISN Management Corp. and Crown Media Holdings, Inc. (Filed with this report as originally filed.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	December 14, 2005	By	/s/ David J. Evans
David J. Evans
President and Chief Executive Officer